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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements Nos. 333-58629 and 333-70405 on Form S-3 and Registration Statements Nos. 333-12243 and 333-12633 on Form S-8 of The North Face, Inc. of our report dated February 6, 1998 (May 6, 1999 as to Notes 15 and 16) (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 16) appearing in this Annual Report on Form 10-K/A of The North Face, Inc. for the year ended December 31, 1997.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

San Francisco, California
May 6, 1999